Exhibit 99.1

NEWS RELEASE

AFC REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2013;

REITERATES FISCAL 2013 EARNINGS GUIDANCE

ATLANTA - AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal second quarter 2013 which ended July 14, 2013. The Company also reiterated earnings guidance for fiscal 2013 and provided an update on its Strategic Plan.

Commenting on the second quarter performance, AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “Popeyes’ team continues to demonstrate a sound strategy for accelerated unit growth fueled by innovation, a compelling new restaurant design, and increasing restaurant operating profit. Given the opportunity for improving our guest experience and growing our global footprint, I believe we have significant runway ahead and the human capital to deliver on that potential.”

Second Quarter 2013 Highlights

•

Reported net income was $8.5 million compared to $6.6 million last year. Diluted earnings per share were $0.35 compared to $0.27 last year, an increase of 30%. Through the end of the second quarter, adjusted earnings per diluted share were $0.75 compared to $0.62 last year, an increase of 21%. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Global same-store sales increased 4.4% compared to 7.5% last year. Year-to-date through the end of the second quarter, global same-store sales were 4.5% compared to a 7.5% increase in the prior year, for a two year same-store sales growth of 12%.

•	Global system-wide sales increased 11.6% compared to an 11.5% increase last year.

•

The Popeyes system opened 44 restaurants and closed 16 restaurants, resulting in 28 net openings compared to 9 in the prior year. Through the end of the second quarter, the Popeyes system had opened 84 and closed 40 restaurants, for net restaurant openings of 44 compared to 18 last year.

•

Through the end of the second quarter, Operating EBITDA increased 19% to $34.1 million at 31.5% of total revenues, compared to the prior year Operating EBITDA of $28.6 million at 31% of total revenues. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Free cash flow through the end of the second quarter was $21.8 million compared to $18.2 million last year. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

NEWS RELEASE

Strategic Plan Update

The Company continues to strengthen its competitive position in the restaurant industry and quick service restaurant sector by executing its Strategic Plan which is based on the following pillars:

•	Build a Distinctive Brand

•

In the second quarter, Popeyes promoted Three of Kind – three different configurations of our Bonafide® bone-in chicken and Handcrafted Tenders, each for $3.99. We also featured Garlic Pepper Wicked Chicken and reprised Zatarain’s® Butterfly Shrimp.

•

This was Popeyes’ 13th consecutive quarter of positive same-store sales. According to independent industry research, Popeyes has outpaced the same-store sales of the entire Chicken-QSR category for 21 consecutive quarters and the same-store sales of the overall QSR category for seven consecutive quarters.

•	Run Great Restaurants

•

As of the end of the second quarter, approximately 40% of the domestic system was in the new Popeyes Louisiana Kitchen image. The Company expects approximately 60% of the domestic system to be in the new image by the end of 2013. On average, reimaged restaurants are enjoying a 3% to 4% sales lift.

•	At the end of the second quarter, approximately 70% of the domestic system restaurants attained speed of service below our 180 second standard.

•	The Company’s Guest Experience Monitor, or GEM, percent delighted scores were approximately 61% at the end of the second quarter.

•	Grow Restaurant Profits

•

Average restaurant operating profit before rent of Popeyes domestic freestanding franchised restaurants increased to 22.2% of total revenues for the first quarter, compared to 21.8% in the first quarter of 2012.

•

Commodity prices were flat for the second quarter versus year ago, and up 1.2% through the end of the second quarter. For full year 2013, we expect commodity costs to be down slightly versus the prior year.

•	Accelerate Quality Restaurant Openings

•

The Company further expanded its presence in Indianapolis, IN with the opening of two restaurants. The average annualized sales volumes of our restaurants in this market are significantly out-performing the domestic system average of $1.2 million.

•

In the second quarter, we converted and franchised eight of the 26 restaurants acquired in 2012 in Minnesota and California. One-time franchisee fees of approximately $1.8 million were recognized in the second quarter as franchising of these restaurants was completed. We have converted 13 of the 26 acquired restaurants and the remaining 13 acquired restaurants are expected to be converted at a steady pace over the balance of 2013.

NEWS RELEASE

•	Create a Culture of Servant Leaders

•	We place great emphasis on our human capital and its proven impact on our guest experience and the sustained long term performance of our Company.

•

In 2013, we are defining the critical elements that will become Popeyes distinctive employee and guest experiences. We are also building the disciplines, tools and processes needed for in-market testing followed by a system launch.

Second Quarter Financial Performance Review

Total system-wide sales increased by 11.6% reflecting the brand’s successful product promotions and expanding domestic footprint. System-wide sales were comprised of $554.0 million in franchise restaurant sales and $17.5 million in company-operated restaurant sales.

Global same-store sales increased 4.4% in the second quarter compared to a 7.5% increase in 2012, for a two-year growth of 11.9%.

Total domestic same-store sales increased by 4.3% compared to a 8.4% increase last year for a two-year growth of 12.7%.

Same-store sales growth of our company-operated restaurants was positive 1.7% in the second quarter. The two-year same-store sales growth of Company-operated restaurants was 9.5%.

International same-store sales increased 5.8%, representing the 14th consecutive quarter of positive same-store sales. Second quarter two-year international same-store sales growth was 6.7%.

As a result of positive same store sales and new restaurant growth, total revenues were $47.9 million compared to $39.6 million last year, an increase of 21% year-over-year.

Company-operated restaurant operating profit (“ROP”) was $3.2 million at 18.3% of sales, compared to $2.5 million at 17.5% of sales last year. The $0.7 million increase in ROP was primarily due to higher revenues resulting from positive same-store sales and new restaurant openings, and an improvement in food cost margins. Company-operated restaurant operating profit is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

General and administrative expenses were $16.8 million at 2.9% of system-wide sales, compared to $14.6 million at 2.9% of system-wide sales last year. The $2.2 million increase was primarily attributable to an increase in domestic franchisee restaurant support services, international franchise development and marketing support, an increase in performance-based incentive compensation expense and other general and administrative expenses, net.

Through the end of the second quarter, Operating EBITDA was $34.1 million at 31.5% of total revenues, compared to $28.6 million at 31.0% of total revenues in 2012. The 50 basis point

NEWS RELEASE

increase was primarily a result of strong same-store sales, one-time franchise fees associated with the conversion of the restaurants in Minnesota and California acquired in 2012 and higher restaurant operating profit at Company-operated restaurants. The Company’s Operating EBITDA margin remains among the highest in the QSR industry. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Income tax expense was $5.1 million at an effective tax rate of 37.5%, compared to an effective tax rate of 37.1% in the prior year. The effective tax rates differ from statutory rates due to tax credits and permanent differences between reported income before income taxes and taxable income for tax purposes.

Reported net income was $8.5 million, or $0.35 per diluted share, compared to $6.6 million, or $0.27 per diluted share last year. This improvement was primarily due to strong same-store sales, new restaurant openings, one-time franchise fees associated with the conversion of the restaurants in Minnesota and California acquired in 2012 and stronger restaurant operating profit at Company-operated restaurants. Through the end of the second quarter, adjusted earnings per diluted share were $0.75 compared to $0.62 last year, an increase of 21%. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

As a result of strong revenue and operating profit, the Company generated Free cash flow through the second quarter of $21.8 million compared to $18.2 million in 2012. As a percentage of total revenue, Free cash flow increased to 20.1%, compared to 19.7% last year. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

During the second quarter, the Company repurchased approximately 96,000 shares of its common stock for approximately $3.4 million. Through the end of the second quarter, the Company has repurchased approximately 234,000 shares of common stock for approximately $8.4 million.

Through the end of the second quarter, the Company invested $6.1 million in the conversion of restaurants acquired in Minnesota and California in 2012, and $7.2 million in the construction and opening of new company restaurants.

The Popeyes system opened 44 new restaurants in the second quarter, which included 29 domestic and 15 international restaurants, compared to 25 openings last year. The Company permanently closed 16 restaurants, resulting in 28 net openings compared to 9 net openings in the second quarter of 2012. The 16 closures in the second quarter included 6 domestic and 10 international restaurants. Through the end of the second quarter, Popeyes had net openings of 44 restaurants compared to 18 the prior year.

On a system-wide basis, Popeyes had 2,153 restaurants operating at the end of the second quarter, compared to 2,049 at the end of the second quarter of 2012. Total unit count was comprised of 1,721 domestic and 432 international restaurants in 28 foreign countries and three territories. Of this total, 2,106 were franchised and 47 were Company-operated restaurants.

NEWS RELEASE

Fiscal 2013 Guidance

Given the strong sales performance in the first and second quarters, we are increasing our expectation of global same-store sales growth to 3.5% to 4.5% compared to previous guidance of the upper end of 3% to 4%.

We are also increasing our expectation of full year general and administrative expenses to $73 to $75 million compared to our previous guidance of $72 to $74 million. As a percentage of system-wide sales, general and administrative expenses remain at approximately 3.0%, among the lowest in the industry.

As a result of new company restaurant development in the first half of 2013 and our pipeline, we now expect to open between 8 and 10 total new company restaurants this year, compared to previous guidance of 6 to 10.

The Company reiterates the following guidance for fiscal 2013:

•	New restaurant openings in the range of 175 to 195 restaurants, and net restaurant openings in the range of 85 to 115. Included in 2013 total openings are approximately 60 international restaurants.

•	Capital expenditures of $24 to $28 million, including the conversion of restaurants acquired in 2012 in Minnesota and California.

•	An expected effective income tax rate in 2013 of 37% compared to 36.3% in 2012.

•	The Company plans to repurchase approximately $15 to $20 million in outstanding shares, compared to $15.2 million of share repurchases in 2012.

The Company also reiterates adjusted earnings per diluted share to be at the upper end of $1.37 to $1.42 for fiscal 2013.

Long-Term Guidance

Consistent with previous guidance, over the course of the upcoming five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1% to 3%; net unit growth of 4% to 6%; and earnings per diluted share growth of 13% to 15%.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on August 22, 2013, to review the results of the second quarter 2013. To access the Company’s webcast, go to www.afce.com, select “Investor relations” and then select “AFC Enterprises Second Quarter 2013 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

NEWS RELEASE

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken restaurant concept based on number of units. As of July 14, 2013, Popeyes had 2,153 restaurants operating in the United States, Puerto Rico, Guam, the Cayman Islands and 28 foreign countries. AFC’s primary objective is to deliver industry-competitive growth in sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional support systems and services to its franchise owners. AFC Enterprises can be found at www.afce.com.

AFC Enterprises, Inc. Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

OR

Media inquiries:

Jennifer Webb, Senior Vice President, Operations, Coltrin & Associates, Inc.

212-221-1616 ext. 111 or jennifer_webb@coltrin.com

Supplemental Financial Information on pages 7 – 16.

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	7/14/2013	12/30/2012
Current assets:
Cash and cash equivalents	$15.2	$17.0
Accounts and current notes receivable, net	7.6	7.3
Other current assets	5.8	4.2
Advertising cooperative assets, restricted	27.7	25.7

Total current assets	56.3	54.2

Long-term assets:
Property and equipment, net	63.4	51.3
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	53.6	53.9
Other long-term assets, net	1.6	1.9

Total long-term assets	129.7	118.2

Total assets	$186.0	$172.4

Current liabilities:
Accounts payable	$7.6	$7.6
Other current liabilities	6.2	5.9
Current debt maturities	6.3	6.0
Advertising cooperative liabilities	27.7	25.7

Total current liabilities	47.8	45.2

Long-term liabilities:
Long-term debt	62.1	66.8
Deferred credits and other long-term liabilities	27.9	26.2

Total long-term liabilities	90.0	93.0

Commitments and contingencies Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized;	$—	$—
0 issued and outstanding)
Common stock ($.01 par value; 150,000,000 shares authorized;
23,852,163 and 23,907,428 shares issued and outstanding at July 14, 2013 and December 30, 2012, respectively)	0.2	0.2
Capital in excess of par value	83.3	87.6
Accumulated deficit	(34.7)	(52.8)
Accumulated other comprehensive loss	(0.6)	(0.8)

Total shareholders’ equity	48.2	34.2

Total liabilities and shareholders’ equity	$186.0	$172.4

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/14/2013	7/8/2012	7/14/2013	7/8/2012
Revenues:
Sales by company-operated restaurants	$17.5	$14.3	$41.4	$34.1
Franchise revenues	29.1	24.3	64.3	56.0
Rent and other revenues	1.3	1.0	2.6	2.3

Total revenues	47.9	39.6	108.3	92.4

Expenses:
Restaurant employee, occupancy and other expenses	8.5	7.0	19.8	16.4
Restaurant food, beverages and packaging	5.8	4.8	13.7	11.4
Rent and other occupancy expenses	0.8	0.6	1.9	1.5
General and administrative expenses	16.8	14.6	38.8	35.0
Depreciation and amortization	1.5	1.1	3.3	2.4
Other expenses (income), net	—	0.1	0.1	0.1

Total expenses	33.4	28.2	77.6	66.8

Operating profit	14.5	11.4	30.7	25.6
Interest expense, net	0.9	0.9	2.0	2.0

Income before income taxes	13.6	10.5	28.7	23.6
Income tax expense	5.1	3.9	10.6	8.7

Net income	$8.5	$6.6	$18.1	$14.9

Earnings per common share, basic:	$0.36	$0.28	$0.77	$0.62

Earnings per common share, diluted:	$0.35	$0.27	$0.75	$0.61

Weighted average shares outstanding
Basic	23.6	23.9	23.6	24.0
Diluted	24.1	24.4	24.2	24.5

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	28 Weeks Ended
	7/14/2013	7/8/2012
Cash flows provided by (used in) operating activities:
Net income	$18.1	$14.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.3	2.4
Asset write-downs	0.2	0.2
Net gain on sale of assets	(0.1)	(0.1)
Deferred income taxes	0.4	(0.6)
Non-cash interest expense, net	0.2	0.2
Provision for credit losses	0.1	(0.1)
Excess tax benefits from share-based payment arrangements	(1.9)	(0.8)
Stock-based compensation expense	2.9	2.5
Change in operating assets and liabilities:
Accounts receivable	(0.4)	(0.1)
Other operating assets	1.0	2.1
Accounts payable and other operating liabilities	(0.3)	(4.4)

Net cash provided by operating activities	23.5	16.2

Cash flows used in investing activities:
Capital expenditures	(15.8)	(1.9)

Net cash used in investing activities	(15.8)	(1.9)

Cash flows provided by (used in) financing activities:
Principal payments—2010 Credit Facility (term loan)	(4.3)	(3.8)
Share repurchases	(8.4)	(8.6)
Proceeds from exercise of employee stock options	1.5	0.5
Excess tax benefits from share-based payment arrangements	1.9	0.8
Other financing activities, net	(0.2)	(0.2)

Net cash used in financing activities	(9.5)	(11.3)

Net increase (decrease) in cash and cash equivalents	(1.8)	3.0
Cash and cash equivalents at beginning of year	17.0	17.6

Cash and cash equivalents at end of the quarter	$15.2	20.6

NEWS RELEASE

AFC Enterprises, Inc.

Same-store sales and restaurant count

	12 Weeks ended		Year-to-date
	7/14/2013	7/8/2012	7/14/2013	7/8/2012
Same-store sales growth
Company-operated restaurants	1.7%	7.8%	2.5%	5.5%
Domestic franchised restaurants	4.3%	8.4%	4.5%	8.3%
Total domestic (company-operated and franchised restaurants)	4.3%	8.4%	4.4%	8.2%
International franchised restaurants	5.8%	0.9%	4.8%	1.8%
Total global system	4.4%	7.5%	4.5%	7.5%
Company-operated restaurants (all domestic)
Restaurants at beginning of quarter	46	40	45	40
New restaurant openings	2	—	3	—
Permanent closings	(1)	—	(1)	—

Restaurants at end of quarter	47	40	47	40
Franchised restaurants (domestic)
Restaurants at beginning of quarter	1,650	1,589	1,634	1,587
New restaurant openings	27	13	49	24
Permanent closings	(5)	(1)	(12)	(9)
Temporary (closings)/re-openings, net	2	(4)	3	(5)

Restaurants at end of quarter	1,674	1,597	1,674	1,597
Franchised restaurants (international)
Restaurants at beginning of quarter	423	415	425	408
New restaurant openings	15	12	32	27
Permanent closings	(10)	(15)	(27)	(24)
Temporary (closings)/re-openings, net	4	—	2	1

Restaurants at end of quarter	432	412	432	412
Total restaurant count at end of quarter	2,153	2,049	2,153	2,049

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow are supplemental non-GAAP financial measures. The Company uses Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow, in addition to net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

NEWS RELEASE

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

(i)	other expense (income), net, as follows:

•	second quarter and year-to-date 2013 and 2012 are comprised of asset write downs offset by gain on the sale of assets;

•	fiscal 2012 includes $0.9 million in gains on sale of real estate assets to franchisees, partially offset by $0.3 million of asset write downs and $0.1 million of hurricane-related expenses, net;

(ii)	for second quarter 2012 year-to-date approximately $0.5 million in legal fees related to licensing arrangements; and

(iii)	the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share provides the per share effect of adjusted earnings on a diluted basis. The following table reconciles on a historical basis for second quarter 2013, second quarter 2012, second quarter year-to-date 2013, second quarter year-to-date 2012 and fiscal year 2012, the Company’s Adjusted earnings per diluted share on a consolidated basis to the line on its Condensed Consolidated Statements of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations.

(in millions, except per share data)	Q2 2013	Q2 2012	Year-to-date 7/14/2013	Year-to-date 7/8/2012	Fiscal 2012
Net income	$8.5	$6.6	$18.1	$14.9	$30.4
Other expense (income), net	—	0.1	0.1	0.1	(0.5)
Legal fees related to licensing arrangements	—	—	—	0.5	0.5
Tax effect	—	(0.1)	(0.1)	(0.3)	—

Adjusted earnings	$8.5	$6.6	$18.1	$15.2	$30.4

Adjusted earnings per diluted share	$0.35	$0.27	$0.75	$0.62	$1.24

Weighted average diluted shares outstanding	24.1	24.4	24.2	24.5	24.5

NEWS RELEASE

Operating EBITDA: Calculation and Definition

The Company defines Operating EBITDA as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net and legal fees related to licensing arrangements. The following table reconciles on a historical basis for second quarter year-to-date 2013 and second quarter year-to-date 2012, the Company’s Operating EBITDA on a consolidated basis to the line on its Condensed Consolidated Statements of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations. Operating EBITDA margin is defined as Operating EBITDA divided by Total revenues.

(in millions)	Year-to-date 7/14/2013	Year-to-date 7/8/2012
Net income	$18.1	$14.9
Interest expense, net	2.0	2.0
Income tax expense	10.6	8.7
Depreciation and amortization	3.3	2.4
Other expenses (income), net	0.1	0.1
Legal fees related to licensing arrangements	—	0.5

Operating EBITDA	$34.1	$28.6

Total revenues	$108.3	$92.4

Operating EBITDA margin	31.5%	31.0%

NEWS RELEASE

Company-operated restaurant operating profit: Calculation and Definition

The Company defines Company-operated restaurant operating profit as Sales by company-operated restaurants minus Restaurant employee, occupancy and other expenses minus Restaurant food, beverages and packaging. The following table reconciles on a historical basis for second quarter 2013, second quarter 2012, second quarter year-to-date 2013 and second quarter year-to-date 2012, Company-operated restaurant operating profit to the line item on its Condensed Consolidated Statements of Operations entitled Sales by company-operated restaurants, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by Sales of Company-operated restaurants.

(in millions)	Q2 2013	Q2 2012	Year-to-date 7/14/2013	Year-to-date 7/8/2012
Sales by company-operated restaurants	$17.5	$14.3	$41.4	$34.1
Restaurant employee, occupancy and other expenses	8.5	7.0	19.8	16.4
Restaurant food, beverages and packaging	5.8	4.8	13.7	11.4

Company-operated restaurant operating profit	$3.2	$2.5	$7.9	$6.3

Company-operated restaurant operating profit margin	18.3%	17.5%	19.1%	18.5%

NEWS RELEASE

Free cash flow: Calculation and Definition

The Company defines Free cash flow as Net income plus Depreciation and amortization, plus Stock-based compensation expense, minus maintenance capital expenditures which includes: for second quarter year-to-date 2013 $1.2 million in Company-operated restaurant reimages, $0.6 million of information technology projects and $0.7 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for second quarter year-to-date 2012 $0.6 million in Company-operated restaurant reimages, $0.4 million of information technology projects and $0.6 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment.

The following table reconciles on a historical basis for the second quarter year-to-date 2013 and second quarter year-to-date 2012, the Company’s Free cash flow on a consolidated basis to the line on its Condensed Consolidated Statements of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations. Free cash flow margin is defined as Free cash flow divided by Total revenue.

(in millions)	Year-to-date 7/14/2013	Year-to-date 7/8/2012
Net income	$18.1	$14.9
Depreciation and amortization	3.3	2.4
Stock-based compensation expense	2.9	2.5
Maintenance capital expenditures	(2.5)	(1.6)

Free cash flow	$21.8	$18.2

Total revenue	$108.3	$92.4

Free cash flow margin	20.1%	19.7%

Forward-Looking Statement: Certain statements in this Press Release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2013 and beyond, expectations regarding future growth and commodity costs, expectations regarding restaurant reimaging, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2013 and long-term performance, including projections

NEWS RELEASE

regarding general and administrative expenses, capital expenditures and adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2010 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2010 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2012 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.